UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 9, 2012

QUICKSILVER RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14837 (Commission File Number)	75-2756163 (IRS Employer Identification No.)

801 Cherry Street
Suite 3700, Unit 19
Fort Worth, Texas 76102
 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 665-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, Quicksilver Resources Inc. accepted the resignation of Jeff Cook as the Company’s Executive Vice President – Operations and appointed him as Advisor to the Chairman on Special Projects and New Ventures effective as of June 20, 2012.  Mr. Cook intends to remain in this position through December 31, 2012.

On July 9 and 13, 2012, the Compensation Committee of Quicksilver’s Board of Directors, in connection with Mr. Cook’s continuing service to Quicksilver, providing transitional and other services to the company and its management, and in recognition of his long-standing service and his dedicated commitment and numerous contributions to the company, approved the following compensatory benefits for Mr. Cook:

•
Retirement treatment for Mr. Cook’s outstanding options to purchase shares of Quicksilver’s common stock, with the effect that all of his unvested options immediately became 100% vested and each of his outstanding options will remain exercisable for the shorter of 5 years following the date of Mr. Cook’s termination of employment and the original term of the option;

•	Immediate 100% vesting of Mr. Cook’s outstanding restricted stock; and

•
Subject to Mr. Cook’s continued employment with Quicksilver through November 30, 2012 and his execution of a separation and release agreement satisfactory to Quicksilver, a grant on November 30, 2012, of $900,000 in restricted stock, which will be 100% vested on the date of grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUICKSILVER RESOURCES INC.

By:	/s/ John C. Cirone
John C. Cirone
Executive Vice President, General Counsel and Secretary

Date:  July 13, 2012